SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           CURRENT REPORT ON FORM 8-K


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                        Date of Report, October 17, 1997


                         Commission File Number: 0-20307

                         AVALON COMMUNITY SERVICES, INC.
                          (Exact name of Registrant as
                       specified in its corporate charter)



        Nevada                                             13-3592263
(State of Incorporation)                           (I.R.S. Employer I.D. Number)


               13401 Railway Drive, Oklahoma City, Oklahoma 73114
                    (Address of Principal executive offices)

                                 (405) 752-8802
                           (Issuer's telephone number)












ITEM 2.  Acquisition of Assets


  On October 2, 1997, Avalon Community Services, Inc. acquired an adult correctional facility from Freedom Ranch, Inc. The facility is doing business as Turley Correctional Center. Avalon Community Services, Inc. assumed management and began operating the facility on October 2, 1997. The Registrant's Board of Directors approved the transaction.

  The facility purchased is a 150- bed adult residential community corrections facility on 35 acres of land, located in Tulsa, Oklahoma. There are ten (10) separate buildings on the site, including an administration building, a gym, two residential houses, a maintenance building, and five dormitories, for a total of approximately 45,000 square feet.

  The facility was purchased from Freedom Ranch, Inc., an Oklahoma non-profit corporation. There are no material relationships between Freedom Ranch, Inc. and Avalon Community Services, Inc. or any of its directors or officers. It is an unrelated transaction.

  The purchase was an asset purchase. The purchase price of the facility was determined to be the fair market value of $1,400,000. Consideration given was cash from monies received in a Private Placement that closed on September 12, 1997. There were no debts or liabilities assumed with the purchase. Revenues generated from the operations of the facility are projected to be about $1,500,000 per year.

  Freedom Ranch, Inc. was operating as an adult residential correctional facility prior to the purchase and Avalon Community Services, Inc. will continue to operate the facility for the same purpose. The facility provides contract residential correctional services to the State of Oklahoma and to the Federal Bureau of Prisons.


ITEM 7.  Financial Statements and Exhibits

a. Financial statements which are unavailable at this time will be filed by December 9, 1997.

b. We are filing the Commercial Contract to Buy and Sell Real Estate dated October 2, 1997.



                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
                                   SIGNATURES



  In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    October 17, 1997                       AVALON COMMUNITY SERVICES, INC.



                                                By:   \Jerry Sunderland
                                                Jerry Sunderland, President

                               INDEX TO EXHIBITS



EXHIBIT
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